Exhibit 99.1

The Lovesac Company Announces Third Quarter Fiscal 2020 Financial Results

Third quarter net sales growth of 25%

Third quarter total comparable sales increase of 32.5%

Comparable showroom sales up 27.1%,

Comparable internet sales up 47.7%

STAMFORD, Conn., December 12, 2019 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq:LOVE) (the “Company”) today announced its financial results for the third quarter of fiscal 2020, which ended on November 3, 2019.

The Company announced its third quarter fiscal 2020 performance, including net sales growth of 25% and total comparable sales growth of 32.5% driven by increases in new customers as well as increases in average order value (AOV). New product introductions including the Sactionals PowerHub and Storage Seat have exhibited 45% attachment rates and have lifted the blended AOV of all Sactionals purchases (new and repeat) significantly. The Company stated it has made good progress on all strategic priorities including supply chain optimization, sourcing, growth of the pop-up shop business, and the successful launch of four permanent shop in shop locations within Macy’s stores intended as a test toward a larger program.

Shawn Nelson, Chief Executive Officer, stated, “We are very pleased to have delivered better than expected third quarter Adjusted EBITDA results even with a slight top-line impact from a timing shift of showroom openings. This demonstrates our disciplined approach to managing the business while still achieving continued high growth.”

The Company experienced a timing shift of showroom openings in the third quarter. These showrooms are expected to open in the fiscal fourth quarter for an ending showroom count of 91, or a 21% increase over last year. As a result of these third quarter shifts, the Company is narrowing its expected net sales growth range for the year to 40% - 42% (from 40% - 45% previously) and continues to expect positive Adjusted EBITDA for the full fiscal year.

Nelson added, “The all-important fourth quarter is off to a great start with greater than 42% growth over fourth quarter last year and we are on track to deliver positive Adjusted EBITDA for the full fiscal year.”

For the Thirteen Weeks Ended November 3, 2019

●	Net sales increased 25.0% to $52.1 million in the third quarter of fiscal 2020 from $41.7 million in the third quarter of fiscal 2019. This increase was driven by strong showroom, Internet and pop-up shop (which we previously referred to as shop in shops) performance with both transaction and ticket growth resulting from successful digital marketing strategies which drew new customers to the brand while also driving repeat purchase behavior. Comparable sales, which includes showroom and Internet sales, increased 32.5%. Comparable showroom sales increased 27.1% and Internet sales increased 47.7%.

●	The Company opened four new showrooms in the third quarter of fiscal 2020 and ended the quarter with 84 showrooms in 32 states. This represents a unit increase of 9.1% over the same quarter in the prior year.

●	Gross profit increased $3.4 million, or 14.7%, to $26.3 million in the third quarter of fiscal 2020 from $22.9 million in the third quarter of fiscal 2019. Gross margin decreased to 50.4% of net sales from 54.9% of net sales in the prior year period. The expected decrease in gross margin rate was driven primarily by the impact of the 25% China tariffs, partially offset by reduced costs of Sactionals and Sacs products. The decrease in costs of Sactionals and Sacs products was primarily related to cost savings from improved sourcing of Lovesoft and down blend fills in addition to an ongoing shift of manufacturing from China to Vietnam. Given timing factors, the benefits of the sourcing work and recently negotiated vendor concessions are expected to impact gross margins starting in the first quarter of fiscal 2021.

●	Selling, general and administrative expenses increased $5.2 million, or 26.7%, to $24.5 million in the third quarter of fiscal 2020 compared to $19.3 million in the prior year period. The increase in selling, general and administrative expenses was primarily related to investments to support growth including: an increase in employment costs of $1.6 million, $0.9 million of increased rent associated with our addition of four showrooms offset by a reduction of $0.1 million of expenses related to sales such as an increase of $0.4 million of credit card fees, offset by a reduction of $0.5 million of pop-up shop sales agent fees. Overhead expenses increased $2.8 million consisting of an increase of $2.3 million in infrastructure improvements, increase in equity-based compensation of $0.1 million, and an increase of $0.4 million related to operating costs of the business such as insurance.

●	As a percent of net sales, total SG&A expense increased to 47.0% from 46.4% in the prior year period, driven largely by increases in infrastructure improvements, employment and insurance costs, partially offset by selling related expenses.

●	Advertising and marketing expenses increased $2.1 million, or 40.5%, to $7.3 million in the third quarter of fiscal 2020 compared to $5.2 million in the third quarter of fiscal 2019. The increase in advertising and marketing costs relates to increased media and direct to consumer programs, which are expected to drive revenue beyond the period of the expense.

●	Depreciation and amortization expenses increased $0.3 million or 27.1% in the third quarter of fiscal 2020 to $1.4 million compared to $1.1 million in the third quarter of fiscal 2019. The increase in depreciation and amortization expense principally relates to capital investments for new and remodeled showrooms.

●	Operating loss was $6.9 million in the third quarter of fiscal 2020 compared to an operating loss of $2.7 million in the third quarter of fiscal 2019.

●	Net loss and net loss attributable to common shares was $6.7 million in the third quarter of fiscal 2020, compared to a net loss of $2.5 million, or net loss attributable to common shares of $2.9 million including preferred dividends and deemed dividends in the third quarter in fiscal 2019. Adjusted net loss, which excludes the impact of the IPO and certain other non-recurring expenses in both periods, was $6.7 million in the third quarter of fiscal 2020 compared to $2.0 million in the third quarter of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

●	Net loss per share, including preferred dividends and deemed dividends, was ($0.46) in the third quarter of fiscal 2020 compared to ($0.22) in the third quarter of fiscal 2019. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding assuming the IPO related issuances occurred at the beginning of each period presented, was ($0.46) in the third quarter of fiscal 2020 compared to ($0.15) in the third quarter of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

●	Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), was ($3.7) million in the third quarter of fiscal 2020 compared to ($0.4) million in the third quarter of fiscal 2019 (see “GAAP and Non-GAAP Measures”).

Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

For the Thirty-Nine Weeks Ended November 3, 2019

●	Net sales increased 38.8% to $141.2 million in the fiscal 2020 year-to-date period from $101.7 million in the same period of fiscal 2019. This increase was driven by strong showroom, Internet and pop-up shop performance with both transaction as well as ticket growth resulting from successful digital marketing strategies which drew new customers to the brand while also driving repeat purchase behavior. Comparable sales, which includes showroom and Internet sales, increased 37.8%. Comparable showroom sales increased 29.5% and Internet sales increased 64.7%.

●	The Company opened 11 new showrooms and closed two showrooms in the fiscal 2020 year-to-date period.

●	Gross profit increased $16.2 million, or 29.2%, to $71.5 million in the fiscal 2020 year-to-date period from $55.4 million in the corresponding prior year period. Gross margin decreased to 50.7% of net sales in the fiscal 2020 year-to-date period from 54.4% of net sales in the corresponding prior year period. The decrease in gross margin rate was driven primarily by the impact of 25% China tariffs, partially offset by reduced costs of Sactionals and Sacs products. The decrease in costs of Sactionals and Sacs products was primarily related to cost savings from improved sourcing of Lovesoft and down blend fills in addition to an ongoing shift of manufacturing from China to Vietnam.

●	Selling, general and administrative expenses increased $15.3 million, or 27.9%, to $70.3 million in the fiscal 2020 year-to-date period compared to $55.0 million in the prior year period. The increase in selling, general and administrative expenses was primarily related to investments to support growth including: an increase in employment costs of $5.1 million, $2.2 million of rent associated with our net addition of 9 showrooms, and $2.2 million of expenses related to the increase in sales such as $1.1 million of credit card fees and $1.1 million of pop-up shop sales agent fees. Overhead expenses increased $5.8 million consisting of an increase of $6.1 million in infrastructure investments, an increase in insurance expense of $0.8 million related to the growth of the Company and an increase of $1.2 million in stock compensation offset by a decrease in IPO and financing related expense of $2.3 million.

●	As a percent of net sales, total SG&A expense decreased to 49.8% from 54.1% in the prior year period, driven largely by decreases in equity-based compensation and IPO related expenses, partially offset by warranty and professional services.

●	Advertising and marketing expenses increased $5.6 million, or 42.2%, to $18.7 million in the fiscal 2020 year-to-date period from $13.2 million in the corresponding prior year period. The increase in advertising and marketing costs relates to increased media and direct to consumer programs which are expected to drive revenue beyond the period of the expense.

●	Depreciation and amortization expenses increased $1.1 million or 45.2% in the fiscal 2020 year-to-date period to $3.6 million compared to $2.5 million in the corresponding prior year period. The increase in depreciation and amortization expense principally relates to capital investments for new and remodeled showrooms.

●	Operating loss was $21.1 million in the fiscal 2020 year-to-date period compared to an operating loss of $15.3 million in the same period of fiscal 2019.

●	Net loss and net loss attributable to common shares was $20.6 million in the fiscal 2020 year-to-date period. This compares to a net loss of $15.1 million in the prior year period and a net loss attributable to common shares of $43.0 million including preferred dividends and deemed dividends in the prior year period. Adjusted net loss, which excludes the impact of the IPO and certain other non-recurring expenses, was $20.3 million in the fiscal 2020 year-to-date period compared to $11.1 million in the prior year period (see “GAAP and Non-GAAP Measures”).

●	Net loss per share, including preferred dividends and deemed dividends, was ($1.45) in the fiscal 2020 year-to-date period compared to ($4.51) in the prior year period. Adjusted net loss per common share, which is calculated by dividing adjusted net loss by adjusted weighted average common shares outstanding assuming the IPO related issuances occurred at the beginning of each period presented, was ($1.43) in the fiscal 2020 year-to-date period compared to ($1.16) in the prior year period (see “GAAP and Non-GAAP Measures”).

●	Adjusted EBITDA was ($11.7) million in the year-to-date period of fiscal 2020 compared to ($6.3) million in the prior year period in fiscal 2019 (see “GAAP and Non-GAAP Measures”).

Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Conference Call Details

A conference call to discuss the third quarter fiscal 2020 financial results is scheduled for today, December 12, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a direct-to-consumer specialty furniture brand with approximately 90 retail showrooms supporting its ecommerce delivery model. Lovesac’s name comes from its original Durafoam filled beanbags called Sacs. The Company derives a majority of its current sales from its proprietary platform called Sactionals, a washable, changeable, reconfigurable, and FedEx-shippable solution for large upholstered seating. Founder and CEO, Shawn Nelson’s, “Designed for Life” philosophy emphasizes sustainable products that are built to last a lifetime and designed to evolve with the customer’s needs, providing long-term utility and ultimately reducing the amount of furniture discarded into landfills.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net loss, adjusted diluted loss per share and Adjusted EBITDA. Adjusted net loss excludes the effect of one-time costs related to the Company’s IPO in June 2018 and fees associated with fundraising and reorganizing activities. Adjusted diluted loss per share is defined as adjusted net loss divided by a pro forma share count which assumes the IPO took place before the relevant time period. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, sponsor fees, deferred rent, equity-based compensation, write-off of property and equipment, one-time IPO-related expenses, and fees associated with fundraising and reorganizing activities. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” and similar expressions. All statements, other than statements of historical facts, included in or incorporated by reference into this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations and/or beliefs and assumptions that management considers reasonable, which assumptions may or may not prove correct. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the risk of disruptions to current plans and operations, including the timing of openings of new showrooms that further shift expect growth to later periods, slower than expected growth during the fourth quarter and risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, as well as those risks  and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of November 3, 2019	As of February 3, 2019
Assets	(unaudited)

Current Assets
Cash and cash equivalents	$27,896,406	$49,070,952
Trade accounts receivable	8,581,102	3,955,124
Merchandise inventories	50,206,326	26,154,314
Prepaid expenses and other current assets	8,715,638	5,933,872
Total Current Assets	95,399,472	85,114,262
Property and Equipment, Net	21,838,589	18,595,079

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	1,200,274	942,331
Deferred financing costs, net	164,303	219,071
Total Other Assets	1,508,139	1,304,964
Total Assets	$118,746,200	$105,014,305
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$18,971,289	$16,836,816
Accrued expenses	5,120,624	3,701,090
Payroll payable	3,385,340	2,269,834
Customer deposits	3,427,184	1,059,957
Sales taxes payable	893,917	750,922
Total Current Liabilities	31,798,354	24,618,619
Deferred Rent	2,498,124	1,594,179
Line of credit	--	31,373
Total Liabilities	34,296,478	26,244,171

Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of November 3, 2019 and February 3, 2019, respectively.	-	-
Common Stock $0.00001 par value, 40,000,000 shares authorized, 14,538,586 shares issued and outstanding as of November 3, 2019 and 13,588,568 shares issued and outstanding as of February 3, 2019, respectively.	145	136
Additional paid-in capital	168,028,472	141,727,807
Accumulated deficit	(83,578,895)	(62,957,809)
Stockholders’ Equity	84,449,722	78,770,134
Total Liabilities and Stockholders’ Equity	$118,746,200	$105,014,305

THE LOVESAC COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3,	November 4,	November 3,	November 4,
	2019	2018	2019	2018
Net sales	$52,097,232	$41,685,929	$141,202,010	$101,703,739
Cost of merchandise sold	25,843,532	18,799,108	69,670,642	46,331,175
Gross profit	26,253,700	22,886,821	71,531,368	55,372,564
Operating expenses
Selling, general and administrative expenses	24,484,791	19,329,422	70,302,779	54,978,109
Advertising and marketing	7,258,284	5,164,699	18,717,517	13,167,354
Depreciation and amortization	1,377,659	1,084,180	3,649,072	2,513,009
Total operating expenses	33,120,734	25,578,301	92,669,368	70,658,472

Operating loss	(6,867,034)	(2,691,480)	(21,138,000)	(15,285,908)
Interest income, net	134,416	200,862	538,306	142,442
Net loss before taxes	(6,732,618)	(2,490,618)	(20,599,694)	(15,143,466)
Provision for income taxes	(15,692)	-	(21,392)	-
Net loss	$(6,748,310)	$(2,490,618)	$(20,621,086)	$(15,143,466)

Net loss per common share:
Basic and diluted	$(0.46)	$(0.22)	$(1.45)	$(4.51)

Weighted average number of common shares outstanding:
Basic and diluted	14,538,586	13,465,882	14,179,995	9,536,164

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(unaudited)

	Thirty-nine weeks ended
	November 3,	November 4,
	2019	2018

Cash Flows from Operating Activities
Net loss	$(20,621,086)	$(15,143,466)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	3,457,737	2,374,743
Amortization of other intangible assets	191,335	138,266
Amortization of deferred financing fees	54,768	102,917
Net (gain)loss on disposal of property and equipment	(166,865)	6,139
Equity based compensation	4,020,978	2,849,842
Deferred rent	903,945	382,353
Changes in operating assets and liabilities:
Accounts receivable	(4,625,978)	(108,136)
Merchandise inventories	(24,052,012)	(12,977,256)
Prepaid expenses and other current assets	(2,781,766)	(190,920)
Accounts payable and accrued expenses	4,812,508	6,726,184
Customer deposits	2,367,227	1,615,798
Net Cash Used in Operating Activities	(36,439,209)	(14,223,536)

Cash Flows from Investing Activities
Purchase of property and equipment	(6,834,382)	(8,436,529)
Payments for patents and trademarks	(449,278)	(440,185)
Proceeds from the disposal of property and equipment	300,000	-
Net Cash Used in Investing Activities	(6,983,660)	(8,876,714)

Cash Flows from Financing Activities
Proceeds from issuance of common shares, net	25,610,000	59,168,596
Payments of initial public offering issuance costs	-	(260,044)
Taxes paid for net share settlement of equity awards	(3,342,304)	(7,902)
Proceeds from the sale of preferred stock and warrants, net of issuance costs	12,000	-
Paydowns of borrowings on the line of credit, net	(31,373)	(405)
Payments of deferred financing costs	-	(292,095)
Net Cash Provided by Financing Activities	22,248,323	58,608,150
Net Change in Cash and Cash Equivalents	(21,174,546)	35,507,900
Cash and Cash Equivalents - Beginning	49,070,952	9,175,951
Cash and Cash Equivalents - End	$27,896,406	$44,683,851
Supplemental Cash Flow Disclosures
Cash paid for interest	$38,632	$48,256

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3,	November 4,	November 3,	November 4,
(dollars in thousands)	2019	2018	2019	2018
Net loss	$(6,748)	$(2,490)	$(20,621)	$(15,143)
Interest income, net	(134)	(201)	(538)	142
Taxes	16	-	21	-
Depreciation and amortization	1,378	1,084	3,649	2,513
EBITDA	(5,488)	(1,607)	(17,489)	(12,488)
Management fees (a)(b)	141	125	438	992
Deferred Rent (c)	816	131	904	382
Equity-based compensation (d)	628	516	4,021	2,850
(Gain) loss on disposal of of property and equipment (e)	-	-	(167)	6
Other non-recurring expenses (f)(g)	174	444	598	1,982
Adjusted EBITDA	$(3,729)	$(391)	$(11,695)	$(6,276)

(a)	Management fees in the thirteen weeks ended November 3, 2019 are made up of $141 monitoring fees. Management fees in the thirteen weeks ended November 4, 2018 are made up of monitoring fess of $125.
(b)	Management fees in the thirty-nine weeks ended November 4, 2019 are made up of $438 monitoring fees. Management fees in the thirty-nine weeks ended November 4, 2018 are made up of monitoring fees of $367 and one time payments of $625 relating to the IPO.
(c)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.
(d)	Represents expenses associated stock options and restricted stock units granted to our management and equity sponsors.
(e)	Represents the net (gain) loss on the disposal of property and equipment.
(f)	Other expenses in the thirteen weeks ended November 3, 2019 are made up of: (1) $76 in financing fees associated with our primary and secondary offering and (2) $98 in executive recruitment fees. Other expense in the thirteen weeks ended November 4, 2018 are made up of: (1) $110 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connections with such activities; (2) $261 in legal fees related to the secondary offering (3) $29 in fees paid for investor relations and public relations relating to the IPO and (4) $44 in executive recruitment fees to build executive management team.
(g)	Other expenses in the thirty-nine weeks ended November 3, 2019 are made up of: (1) $247 in recruitment fees to build executive management team and Board of Directors; (2) $268 in fees associated with our primary and secondary shares offerings and (3) $83 in financing fees associated with our secondary offering. Other expenses in the thirty-nine weeks ended November 4, 2018 are made up of: (1) $341 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connection with such activities; (2) $84 in travel and logistical costs associated with the offering; (3) $198 in accounting fees related to the offering; (4) $450 in IPO bonuses paid to executives; (5) $508 in fees paid for investor relations and public relations relating to the IPO (6) $140 in executive recruitment fees to build executive management team and (7) $261 in legal fees relating to the secondary offering.

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
(dollars in thousands)	November 3, 2019	November 4, 2018	November 3, 2019	November 4, 2018
Net loss as reported	$(6,748)	$(2,490)	$(20,621)	$(15,143)
Adjustments:
Adjustments to selling, general and administrative expense:
Management fees relating to the IPO (a)	-	-	-	625
Equity based compensation related to the IPO (b)	-	-	-	1,442
Other expenses (c)(d)	76	444	350	1,982
Adjusted net loss	$(6,672)	$(2,046)	$(20,271)	$(11,094)
Adjusted basic and diluted weighted average shares outstanding- adjusted for IPO related issuance	14,538,586	13,465,882	14,179,995	9,536,164
Adjusted net loss per common share	$(0.46)	$(0.15)	$(1.43)	$(1.16)

(a)	$625 paid in management fees to equity sponsors related to the IPO
(b)	$700 in executive Restricted Stock awards vested as a result of the IPO and $742 IPO bonus paid to equity sponsor in common stock.
(c)	Other expenses in the thirteen weeks ended November 3, 2019 are made up of $76 in financing fees associated with our primary and secondary offering. Other expenses in the thirteen weeks ended November 4, 2018 are made up of: (1) $110 in fees and costs associated with our fundraising and reorganizing activities including the legal and professional services incurred in connections with such activities; (2) $261 in legal fees related to the secondary offering (3) $29 in fees paid for investor relations and public relations relating to the IPO and (4) $44 in executive recruitment fees to build executive management team.
(d)	Other expenses in the thirty-nine weeks ended November 3, 2019 are made up of: (1) $268 in fees associated with our primary and secondary shares offerings and (2) $83 in financing fees associated with our secondary offering. Other expenses in the thirty-nine weeks ended November 4, 2018 are made up of: (1) $341 in fees and costs associated with our fundraising and reorganizing activities includingthe legal and professional services incurred in connection with such activities; (2) $84 in travel and logistical costs associated with the offering; (3) $198 in accounting fees related to the offering; (4) $450 in IPO bonuses paid to executives; (5) $508 in fees paid for investor relations and public relations relating to the IPO (6) $140 in executive recruitment fees to build executive management team and (7) $261 in legal fees relating to the secondary offering.